Exhibit 10.1

INTERIM CHIEF STRATEGIC OFFICER AGREEMENT

THIS AGREEMENT (“Agreement”), effective as of January 15, 2015 (“Effective Date”), is between James LaChance (hereinafter “Executive”) and Energy XXI Services, LLC (hereinafter the “Company”).

WHEREAS, the Company desires to contract with Executive to provide consulting services in addition to the services provided by Executive as a member of the Board of Directors (the “Board”) of Energy XXI Ltd, a Bermuda entity (“Parent”); and

WHEREAS, Executive has agreed to perform consulting services for the Company contemplated by this Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1.               ENGAGEMENT. The Company will engage Executive as consultant and Executive accepts such engagement subject to the provisions of this Agreement. Executive agrees to perform the duties and responsibilities as specified in this Agreement.

1.1.            Term. This Agreement shall commence on the Effective Date and shall terminate on July 15, 2015 (such period the “Consulting Period”). To the extent the Refinancing (as defined below) has not been completed by July 15, 2015, the Company and Executive may mutually agree to extend the Consulting Period for additional non-recurring one month periods.

1.2.            Termination.

A.             This Agreement is subject to termination:

(i)	by either Executive or the Company, upon 30 days’ prior written notice to the other party;

(ii)	by the mutual written agreement of Executive and the Company;

(iii)	by either Executive or the Company, upon the material breach of the other party of the terms of this Agreement; or

(iv)	automatically upon the Closing (as defined below) of the Refinancing.

B.              Upon the termination of this Agreement, the Company will pay to Executive the amount of any Consulting Fee or Success Fee that has accrued and not been paid up to the date of such termination at the time and in the manner set forth in Section 2, and will have no further obligation to pay the remaining amount of any such fees; provided, however, that if (i) this Agreement is terminated by the Company pursuant to clause (A)(i) of this Section 1.2 and (ii) the Closing of all or any part of the Refinancing occurs within 30 days after such termination, Executive will also be entitled to receive any incremental Success Fee attributable to any part of the Refinancing (x) with respect to which Executive played a significant role or (y) that was completed by the Company instead of substantially similar transaction with respect to which Executive played a significant role, in each case as determined by the Board in its reasonable judgment.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

C.                 Notwithstanding anything to the contrary contained herein, the provisions set forth in Section 3 hereof shall survive the termination of this Agreement.

1.3.            Duties and Responsibilities.

A.                While engaged by the Company as a consultant, Executive shall serve as the Company’s interim Chief Strategic Officer and shall perform all duties and accept all responsibilities associated with that capacity as may be specified by the Chief Executive Officer (“CEO”) of Parent, in consultation with the Board (the “Consulting Services”). Consulting project work and scope of work must be approved by, and Executive shall report to, the CEO.

B.              Executive represents that Executive is not subject nor a party to any agreement, covenant, understanding or restriction which would prohibit Executive from entering this Agreement and performing Executive’s duties to the Company.

C.              Executive represents that Executive’s duties and responsibilities under this Agreement are separate from, and in addition to, Executive’s responsibilities to Parent as a member of the Board.

2.               COMPENSATION FOR CONSULTING SERVICES.

A.              Executive will receive a monthly fee of $200,000 (the “Consulting Fee”) for each full 30 day period worked (for a total of $1.2 million to the extent Executive continues to providing the Consulting Services through July 15, 2015). To the extent this Agreement is terminated prior to the 15th of any calendar month during the Consulting Period, Executive will be entitled to a prorated payment of the Consulting Fee for such month. The Consulting Fee is payable to Executive by the Company within 15 days after the end of the applicable month in which such fee is earned. When Executive is required to travel for business in his role as interim Chief Strategic Officer, all reasonable and documented business expenses incurred in connection with such travel will be reimbursed by the Company, in accordance with Parent’s travel and expense documentation and reimbursement policies.

B.              To the extent (i) Parent or an affiliate of Parent completes one or a series of transactions to provide Parent and its affiliates (together, the “Parent Group”) with additional capital of more than $1 billion (which may include, without limitation, securities offerings, refinancing or debt improvement) prior to the end of the Consulting Period (such transactions, collectively, the “Refinancing”) and (ii) Executive continuously provides the Consulting Services through the closing of the last event constituting the Refinancing (the “Closing”), Executive will be entitled to receive the right to payment described in this Section 2.B. (the “Success Fee”), in accordance with and subject to the terms and conditions set forth herein. Notwithstanding any provision in this Agreement to the contrary, and for the avoidance of doubt, the Refinancing and each material component thereof shall be subject to the approval of the Board.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

C.              Objective Criteria Portion of Success Fee. Executive will be eligible to receive, subject to this Section 2.C., up to $5 million (the “Cap”) upon the achievement of one or more of the criteria (the “Objective Success Fee Criteria”) set forth in Schedule 2.C.

D.              Board-Determined Portion of Success Fee. The Board may award up to an additional $1 million to Executive, based upon qualitative factors to be determined by the Board including, without limitation, the nature of any maturity or amortization extension and the relaxation of financial covenants in any of the Parent Group’s debt documents.

E.               For the avoidance of doubt, in no event will the Success Fee be more than $6 million.

F.              The Success Fee, if any, will be paid to Executive as follows:

(i)	Fifty percent of the Success Fee will be paid to the Executive in a lump sum cash payment at the time specified in Section 2.G. (the “Cash Component”), if and to the extent that Executive does not make the RSU Election (as defined below). Executive may, on or before five days after Closing, elect by written notice to the Company (the “RSU Election”) to receive all or a portion of the Cash Component in the form of restricted stock units (“RSUs”) in which case Parent will cause to be issued to Executive the number of cash-settled RSUs equal to that portion of the Cash Component for which Executive made an RSU Election divided by $3.04, which is the value weighted average price (Bloomberg) of the Company’s Stock common stock, par value $0.005 per share (the “Stock”), for the period beginning on December 1, 2014 and ending on January 31, 2015 (the “Per Share Price”).

(ii)	The remaining fifty percent of the Success Fee (the “Mandatory RSU Component”) will be converted into the right to receive the number of cash-settled RSUs equal to (x) the Mandatory RSU Component divided by (y) the Per Share Price.

(iii)	The RSUs will be granted pursuant to the form of agreement approved by the Compensation Committee of Parent (the “Award Agreement”) at least 15 days prior to Closing and settled at the time and in the manner provided in Section 2.G. For the avoidance of doubt, nothing in this Agreement will require Parent to issue any shares of Stock to Executive under the Energy XXI Services, LLC 2006 Long- Term Incentive Plan.

G.              The RSUs will become vested and nonforfeitable on the date granted and will be settled on the earliest to occur of: (x) the 12-month anniversary of the Closing, (y) a “change in the ownership or effective control” or “a change in the ownership of a substantial portion of the assets” of Parent (as defined in Treasury Regulation § 1.409A-3(i)(5)) and (z) the date that Executive incurs a “separation from service” with Parent (as defined in Treasury Regulation § 1.409A-1(h)) (“Separation from Service” and such date or event set forth in clause (x), (y) or (z), the “Settlement Date”). In the event Executive is a “specified employee” within the meaning of Treasury Regulation § 1.409A-1(i) as of the date of the Executive’s Separation from Service, Executive shall not be entitled to any settlement pursuant to clause (z) of this Section 2.G. until the earlier of (i) the date that is six months after his Separation from Service for any reason other than death, and (ii) the date of Executive’s death. All RSUs granted to Executive hereunder will be settled in a lump sum cash payment in an amount equal to the number of RSUs multiplied by the per share closing price of the Stock on the Settlement Date (the “RSU Settlement Payment”); provided, however, Executive may elect, prior to the Settlement Date, to purchase from Parent, in lieu of receipt of all or a portion of the RSU Settlement Payment in cash, a number of shares of Stock equal to (m) all or such portion, as applicable, of the RSU Settlement Payment divided by (n) the closing price of the Stock on the Settlement Date.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

H.              Executive acknowledges that the issuance of any shares of Stock acquired by Executive pursuant to Section 2.G. will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will therefore be “restricted securities” within the meaning of Rule 144 under the Securities Act and may bear a legend indicating the same. As a result, no such shares of Stock may be resold by Executive unless such resale is registered on an effective registration statement under the Securities Act or, based on the advice of legal counsel to the Company, an exemption from such registration is available. Executive acknowledges that the Company is not obligated to file a registration statement for any such resale. Executive represents to the Company that he is, and will be on the Settlement Date, an “accredited investor” within the meaning of the Regulation D under the Securities Act. Any RSUs issued to Executive will be subject to the terms and conditions of the agreement evidencing such award.

I.                For the avoidance of doubt, any Consulting Fees paid to Executive hereunder will not be credited against any Success Fee.

J.               Parent represents and warrants that actions by Executive as interim Chief Strategic Officer shall be covered and insured by the insurance which Parent maintains to indemnify its directors and officers and that Executive will be entitled to indemnification from Parent comparable to that provided to officers of Parent.

3.              RESTRICTIVE COVENANTS. Executive acknowledges and agrees that the provisions hereunder are reasonable and necessary to protect the Company’s legitimate interests, and that the Company would not have entered into this Agreement without such provisions.

3.1.            Non-Disclosure. Executive acknowledges and agrees that any and all information relating to the Company (which shall include any and all information relating to any of the Company’s related or affiliated entities at any level), including without limitation its (i) business plans, (ii) present and potential customers and/or contracting counter-parties, (iii) financial, operational, marketing, personnel, and management procedures, strategies, and tactics, (iv) computerized data, (v) developments, (vi) official documents, brochures, and disclosures, (vii) contractual agreements, (viii) software, (ix) training procedures, and (x) trade secrets are “Proprietary Information” of the Company. Executive agrees that Executive will not use this Proprietary Information for Executive’s own benefit or otherwise, and will not disclose this Proprietary Information or any of Executive’s Work (defined below) to any person, firm, corporation, or any other entity for any reason during the term of this Agreement and any time thereafter, without prior written consent of the Company.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

3.2.            Non Solicitation of Employees. During the term of this Agreement and for two (2) years thereafter, without prior written consent of the Company, Executive will not in any way, directly or indirectly, for himself or on behalf of any other person or entity, associate in business as an employer, employee or in any other manner, with any person who is or was an employee, officer or agent of the Company unless such person has not been employed by the Company for a period of one year.

3.3.            Ownership of Work. Executive agrees that the products and results of Executive’s service for the Company and the rest of the Parent Group (“Work”) is considered a work made for hire within the meaning of Title 17 of the United States Code. Executive agrees that the Work belongs to the Company and is the Company’s sole and exclusive property. If any Work is not considered a work made for hire, then Executive hereby assigns to the Company all rights to such Work, including without limitation all patent rights, copyrights and trade secret rights.

3.4.            Adjudication. If any court or competent jurisdiction shall determine that the duration, geographic limit, or any other aspect of any covenant contained in Section 3 of this Agreement is unenforceable, then it is the intention of the parties that the covenant shall not be terminated but shall be deemed amended to the extent required to render it valid and enforceable. Such amendment shall apply only with respect to the operation of such covenant in the jurisdiction of the court that has made the adjudication.

3.5.            Violation; Relief. Executive acknowledges that any violation of Sections 3.1 and 3.2 above will result in irreparable injury to the Company. Executive also acknowledges that the Company shall be entitled to preliminary emergency and permanent injunctive relief, without the need for proving actual damages, in addition to any other rights or remedies to which the Company may be entitled. In the event of such violation, Executive and the Company agree to the exclusive jurisdiction and venue of any court of general jurisdiction of Harris County, Texas or the United States District Court for the Southern District of Texas.

3.6.            Provision of Documentation. Executive agrees that until the expiration of the Section 3 covenants that Executive will provide, and that the Company may similarly provide, a copy of these covenants to any business or enterprise that Executive may directly or indirectly own, manage, operate, finance, join, control, participate in, or be connected with.

3.7.            United States Securities Laws. Executive agrees that he is aware that United States securities laws prohibit any person who has material non-public information concerning a publicly traded company or entity from purchasing or selling securities of such company or entity, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Executive acknowledges and agrees that he has received and will comply with the insider trading policy adopted by Parent.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

3.8.            Survival. The restrictive covenants and remedies of Section 3 of this Agreement shall survive the termination of this Agreement.

4.               GOVERNING LAW. This Agreement has been entered into in the State of Texas, and any matter pertaining to or arising out of the Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to principles of conflicts of law.

5.               NOTICE. All notices and other communications necessary in connection herewith shall be in writing and shall be deemed to have been given when mailed by registered or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company:	Energy XXI Services, LLC

1021 Main Street, Suite 2626

Houston, Texas 77002

Attention: Legal Department

or the Company’s then current address

If to Executive:	James LaChance

At the address set forth in the Company’s records

6.              CONTENTS OF AGREEMENT. This Agreement set forth the entire agreement between Executive and the Company regarding the subject matter hereof, and supersedes all prior and contemporaneous discussions, negotiations and agreements, written or oral, between Executive and the Company and its affiliates regarding Executive’s services to the Company; provided, however, that nothing in this Agreement is intended to alter the services, duties, obligations or compensation contemplated with respect to Executive in his capacity as a member of the Board of Parent.

7.               MODIFICATION. This Agreement can be modified only by a written agreement signed by both parties.

8.              EVERABILITY. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a the parties shall negotiate n good faith a suitable and equitable provision in substitution therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.               REMEDIES CUMULATIVE; NO WAIVER. No remedy conferred upon the Company by this Agreement is intended to be exclusive of any other remedy. No delay or omission by the Company in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company from time to time and as often as may be deemed expedient or necessary by the Company in its sole discretion.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

10.            INDEPENDENT CONTRACTOR. In the performance of services hereunder, Executive shall be and act as an independent contractor. Nothing in this Agreement, or in the relationship between Executive and the Company, shall be deemed to constitute a partnership, joint venture or other similar relationship, and Executive agrees not to make any contrary assertion, claim or counterclaim in any action, suit or other legal proceeding involving Executive and the Company. Executive is responsible for all losses, damages, judgments, liabilities, claims, injuries, costs, and expenses arising directly or indirectly from the ownership and operation of Executive’s business, Executive’s motor vehicles, Executive’s property, and Executive’s performance of services under this Agreement. Executive is not authorized to make any promise, agreement, or contract on the Company’s behalf, to bind the Company in any manner, or to hold herself out as anything but an independent businessperson. Executive has full responsibility for all debts and obligations of Executive’s business including without limitation all bills, invoices, debts, taxes, payroll, and insurance costs. None of the Company or its affiliates will withhold federal, state or local income or employment taxes from amounts payable to Executive and Executive will be individually liable for payment of such amounts. Executive will not be required to devote a specified amount of time to the services to be provided to the Company and will be free to pursue other business activities outside of the Company, provided that such activities do not contravene the terms and conditions of this Agreement or otherwise interfere with the performance by Executive of his duties as a consultant.

11.             ACCOUNTING TERMS. Each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with generally accepted accounting principles in the United States, as in effect from time to time.

12.            NON-DISPARAGEMENT. Executive shall refrain from publishing any oral or written statements about the Company or any of its parent, predecessor, successor, subsidiary, and affiliate companies, past and present, as well as their respective employees, officers, directors, stockholders or shareholders (collectively, the “Company Parties”), to any of the Company’s employees, officers, directors, stockholders, shareholders, clients, threatened violation of this prohibition may be enjoined by the courts. The rights afforded to the Company and the Company Parties under this provision are in addition to any and all rights and remedies otherwise afforded by law.

13.             WAIVER OF PUNITIVE DAMAGES. Both Executive and the Company waive to the fullest extent permitted by law, any right or claim for any punitive, exemplary, consequential, or speculative damages against the other and agree that in a dispute between them, except as otherwise provided herein, each is limited to the actual damages sustained.

14.             VENUE. All proceedings arising out of or relating to this Agreement, any of the other Refinancing documents or the consummation of the Refinancings shall be heard and determined exclusively in the state courts or federal courts in Harris County, Texas. Consistent with the preceding sentence, Executive and the Company (x) irrevocably submit to the exclusive jurisdiction of the state courts and federal courts in Texas (and of the appropriate appellate courts therefrom) for the purpose of any proceeding arising out of or relating to this Agreement, (y) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the proceeding is brought in an inconvenient forum, that the venue of the proceeding is improper, or that this Agreement may not be enforced in or by any of the above-named courts and (z) irrevocably consent to and grant any such court exclusive jurisdiction over the person of such parties and over the subject matter of such proceeding and agree that mailing of process or other papers in connection with any such proceeding in the manner provided in Section 5.

15.            WAIVER OF JURY TRIAL. EXECUTIVE AND THE COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT HE OR IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the date first above written.

James LaChance	Energy XXI Services, LLC

/s/ James LaChance	By:	/s/ Antonio de Pinho
	Name:	Antonio de Pinho
	Title:	President

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Schedule 2.C.

Objective Success Fee Criteria

Confidential

[***]

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].